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                                                                   EXHIBIT 10:38
                            PARLUX FRAGRANCES, INC.

                                                                 August 31, 1995

Mr. Oliver Roux
Francesco Smalto International
29 rue Marbeuf
75008 Paris
France


                      Transition and Termination Agreement


Dear Mr. Roux,

                 Following up on our meeting in Paris on July 12 and our subsequent telephone conversations, this will confirm our agreement regarding the transition and termination of the license agreement between Parlux Fragrances, Inc. (Parlux) and Francesco Smalto International (Smalto) as follows:

1. As agreed, an 18 month "sell off" period under this transition and termination agreement will start as of April 1, 1995, and extend through September 30, 1996.

         During that period, Parlux shall continue to balance and manufacture existing inventories, and in addition, shall be entitled to produce a maximum of $1,500,000 (at standard cost of goods) of "new" production of the following products only:

          073435                      100  ml                Francesco Smalto spray ASL
          272610                       30  ml                Francesco Smalto spray EDT
          072619                       50  ml                Francesco Smalto spray EDT
          072635                      100  ml                Francesco Smalto spray EDT
          237138                       30  ml                Molto Smalto spray EDT
          039143                       50  ml                Molto Smalto spray EDT
          039163                      100  ml                Molto Smalto spray EDT
          039241                       50  ml                Molto Smalto spray ASL

         It is understood that the above $1,500,000 limit is global for the above 8 product lines and that it shall apply as of June 8 and June 13, 1995, the dates of the inventory listings Parlux SA sent you on June 20.

         At the end of the "sell off" period, Parlux shall immediately destroy all remaining inventories and Smalto shall have no purchasing obligation with respect thereto.

         Smalto, however, shall have the option of purchasing all or part of such inventories at Parlux' standard cost, and be entitled to make payment by way of offset with any amount due to it by Parlux under this transition and termination agreement.

2. During the 18 month "sell off" period, Parlux shall attempt to concentrate sales in traditional retail channels. It shall be entitled, however, to continue to sell products to Perfumania. Parlux shall not sell to other discounters.

3. Parlux shall pay Smalto the minimum royalty for the fiscal year ended March 31, 1995, referred to in our letter of May 19, 1995, specifically $203,104 (with all previous interest charges not yet paid being waived). Due to the installment schedule below, payment of this sum shall be made by check in four installments of $52,300 ($203,104/4 + 3%) on:





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         August 31, 1995
         January 1, 1996
         April 30, 1996
         July 31, 1996

         There shall be no interest charges on these payments - which represents the balance owed by Parlux to Smalto for the fiscal year ended March 31, 1995 - provided Parlux pays on a timely basis. Should Parlux be late in making payment, interest shall be charged at the rate of 1.5% per month.

         A check representing the first of these payments is enclosed herewith.

4. During the 18 month "sell off" period Parlux shall pay Smalto total royalties of $337,500. Payment shall be made by check in six equal installments of $56,250 each on:

         August 31, 1995
         November 30, 1995
         February 29, 1996
         May 31, 1996
         August 31, 1996
         November 30, 1996

Late payments shall attract interest as outlined in (3) above.

Four checks representing the first of these payments are enclosed herewith.

If Parlux were to be in arrears by more that $50,000 at February 1, 1996 on any amount due by it to Smalto, including on amounts in (3) above and on interest, Smalto shall have the right to cancel and terminate forthwith this transition and termination agreement, and Parlux shall cease manufacturing, producing and selling licensed products immediately. Smalto shall not be required to purchase any remaining inventories, and they shall be destroyed, unless Smalto elects to purchase all or part of such inventories as mentioned under the conditions set forth in the last sentence of (1).

Any such cancellation and termination shall not release Parlux from paying all amounts due to Smalto under (3) and (4), including interest through full and final payment. All such amounts will become due immediately. In addition, a liquidated damage penalty of 10% of all amounts due to Smalto shall be payable by Parlux. As a protection for Smalto, we are enclosing a "chain" of promissory notes for each of the payments listed above in (3) - other than those covered by the checks enclosed herewith -, i.e., a series of 8 notes.

5. During the 18 month "sell off" period, Parlux shall have no obligations on minimum advertising expenditures.

         Parlux, however, shall have to represent Smalto (fragrance products only) at the Cannes Tax Free Show in October, 1995.

6. As of September 30, 1996, or earlier in the event of a cancellation and termination of this agreement before that date, all rights to the package, design, bottles, fragrance formulae, etc., to the Smalto product lines handled by Parlux shall belong to Smalto. See (9) below for further details.

7. Parlux acknowledges that it has no right to use Smalto trademarks other than through the original license or this transition and termination agreement and agrees to waive all claims to all Smalto trademarks as of September 30, 1996, or earlier in the event of a cancellation and termination of this agreement before that date.

8. At the end of the 18 month "sell off" period, or earlier in the event of a cancellation and termination of this agreement before that date, all PWP and GWP items still in inventory bearing





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         the Francesco Smalto name or initials will be destroyed.  Items without specific identification may be recycled by Parlux.

9. Smalto shall have the right to accelerate the "sell off" period with six months advance notice in the event that it secures a new fragrance licensee.

In the event of such an acceleration, Parlux shall cooperate fully, and Smalto shall acquire directly or cause the new licensee to acquire all Parlux inventories as defined in (1) at standard cost. Smalto shall have the right to acquire the cap/bottle molds, except that the cost will be 20% of the mold cost of FF 1,368,000 (see attached detail), unless Smalto elects to have the molds involved destroyed as discussed below. Royalties payments under (4) shall be reduced on a pro-rata basis at the conclusion of the six month period (e.g., if notice would start on September 1, 1995, then the new license would commence on April 1, 1996 and Parlux would be liable for only 12 months royalty, of $225,000). Any agreed royalties under (3) and any interest and other charges referred to in this letter, however, will remain payable in full.

In the event that Smalto wants to acquire (or destroy) the cap/bottle molds at the end of the "sell off" period, or earlier in the event of a cancellation and termination of this agreement before that date, Parlux shall receive a credit of FF 50,000 against the royalty payment payable on November 30, 1996 under
(4), or any acceleration date of that payment.

Smalto shall also have the right to decide that the molds may be kept by Parlux subject to its not making use of them for 5 years and then to utilize them only for a new label not existing at that time. In the event Smalto makes such a decision, this will trigger no charges for either Smalto or Parlux.

I believe the above reflects the totality of our discussion. If this is so, I request that a duplicate copy of this letter agreement be returned to me after having been accepted by Mr. Francesco Smalto. As a last point, I confirm our agreement that any dispute concerning this agreement be dealt within the French Courts (Tribunal de Commerce de Paris) and that French law govern.



                                          Sincerely,


                                          ---------------------------
                                          /s/ Ilia Lekach
                                          Chairman of the Board
                                          Parlux Fragrances, Inc.

Enclosures (5 checks + 8 notes + mold details)

P.S.: As is customary, I expect that each of the enclosed promissory notes, as they get paid, will be returned to us marked accordingly.


Accepted



------------------------
/s/ Francesco Smalto